EXHIBIT (D)


      CONTRACTUAL MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT


         AGREEMENT made this 1st day of January, 2003 by and between THE GABELLI BLUE CHIP VALUE FUND, a Delaware business trust (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total
Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares and 2.75% for Class C Shares of the average daily net assets of the Fund.

This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


THE GABELLI BLUE CHIP VALUE FUND    GABELLI FUNDS, LLC


By:      /S/ BRUCE ALPERT                     By:      /S/ GUS COUTSOUROS
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Attest:  /S/ LUDMILLA POMPADUR                Attest:  /S/ LUDMILLA POMPADUR
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